# REVOLVING ACCOUNTS RECEIVABLE FUNDING AGREEMENT

This is an AGREEMENT between ALKALINE 88, LLC, an Arizona limited liability company, ALKALINE WATER CORP, an Arizona corporation, and THE ALKALINE WATER COMPANY INC., a Nevada corporation, each having its principal place of business at 7730 East Greenway Road, Suite 203, Scottsdale, Arizona 85260, hereinafter individually and/or collectively referred to as "Seller", and Gibraltar Business Capital, LLC, a Delaware limited liability company, 400 Skokie Boulevard, Suite 375, Northbrook, Illinois 60062, hereinafter "Purchaser". THE PARTIES HEREBY AGREE AS FOLLOWS:

## DEFINITIONS

As used in this Agreement:

The Maximum Advance Rate shall be Eighty-Five percent (85%).

Indebtedness shall mean the amount owed by Seller to Purchaser from time to time, i.e., all Cash Advances, plus all Charges, plus all other amounts owing from Seller to Purchaser pursuant to this Agreement, less all collections retained by Purchaser from either Purchased Accounts or from Seller which are applied to the Indebtedness.

The Initial Indebtedness shall be Five Hundred Thousand and 00/100 Dollars ($500,000.00). Seller may request an increase to the Initial Indebtedness at any time in Five Hundred Thousand and 00/100 Dollars ($500,000.00) increments up to the Maximum Indebtedness, defined hereunder, subject to (i) Seller's financial performance and/or projections are satisfactory to Purchaser, and (ii) absent an event of default.

The Maximum Indebtedness shall be Five Million and 00/100 Dollars ($5,000,000.00).

Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, the singular includes the plural, the part includes the whole, "including" is not limiting and "or" has the inclusive meaning represented by the phrase "and/or".

1. **PURCHASE OF ACCOUNTS.** From time to time, Seller shall tender to Purchaser all of its Accounts which are defined as Seller's rights to payment whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, or (ii) for services rendered or to be rendered, or (iii) as otherwise defined in the Uniform Commercial Code of the State of Illinois ("UCC"). All of Seller's said Accounts, irrespective of whether same are purchased by Purchaser are herein called "Account(s)". Purchaser is not obligated to purchase any Account tendered and shall have the right to purchase such Account(s) tendered as Purchaser, in its sole and absolute discretion, shall determine. Purchaser will evidence its agreement to purchase specific Account(s) tendered by issuance of its check or wire transfer to Seller in the amount as set forth in the paragraph entitled "PAYMENT FOR ACCOUNTS". Said accounts which are purchased are collectively called "Purchased Account(s)". Notwithstanding the foregoing, on execution hereof by Purchaser, Purchaser agrees to purchase Accounts and make a Cash Advance in payment therefor of not less than One Thousand Dollars ($1,000).

2. **PAYMENT FOR ACCOUNTS.** Purchaser will, in its sole discretion from time to time, make cash advances to Seller as the Purchase Price for the Purchased Accounts (said cash advances hereafter called "Cash Advance(s)"); provided that (a) Seller is not then in default to Purchaser hereunder nor will Seller be in default to Purchaser immediately after any Cash Advance; (b) the ratio of the Indebtedness to Eligible Purchased Accounts immediately after any Cash Advance is less than the Maximum Advance Rate; and (c) in no event and at no time shall the Indebtedness hereunder be in excess of the Maximum Indebtedness. Notwithstanding anything to the contrary hereinabove contained, should Seller request a Cash Advance the result of which shall cause Seller to be in Default hereunder as later defined, and Purchaser grants such a request (an "Overadvance"), then such Overadvance would be subject to an additional Service Charge as defined below and Purchaser shall be deemed to have waived the Default caused by said Overadvance. Seller shall deliver the invoices relating to Purchased Accounts to Purchaser at such time and in a form acceptable to Purchaser, and such Purchased Accounts shall be deemed sold and assigned to Purchaser at such time without any formal assignment being required. Such Cash Advances shall be deemed Indebtedness of Seller to Purchaser hereunder.

3. **CHARGES.** (a) In consideration of Purchaser's purchase of said Purchased Accounts and the covenants elsewhere herein contained, Seller agrees to pay Purchaser interest on the Indebtedness outstanding from time to time at the rate of eight percent (8%) per annum plus the Prime Rate as published in the Wall Street Journal's "Bonds, Rates & Yields Table" in effect at the end of each month with the Prime Rate for these purposes never being less than three and one quarter percent (3.25%) per annum, calculated on a 360-day year and payable monthly; (b) in addition to the foregoing and in further consideration of Purchaser purchasing, handling, collecting, mailing, quality assuring, transmitting and performing certain data processing services with respect to the maintenance and servicing of said

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Purchased Accounts, Seller agrees to pay to Purchaser a monthly collateral/management fee in the amount of one half percent (0.5%) calculated on the average daily borrowing amount for the given month ("C/M Fee"). Seller agrees to pay to Purchaser an unused line fee of one quarter percent (0.25%) monthly based on the difference between the actual line of credit and the average daily borrowing amount for the given month. Seller agrees to pay to Purchaser upon execution hereof and as of the commencement of each Renewal Term as later defined herein, a closing cost of one percent (1%) of the Initial Indebtedness provided for herein in addition to the amount of any other credit accommodations granted from Purchaser to Seller from time to time and irrevocably authorizes Purchaser to deduct said cost from the first Cash Advance(s) hereunder and from the first Cash Advance(s) of any Renewal Term or any other credit accommodation. Seller also agrees to reimburse Purchaser all out of pocket costs for monitoring the priority of any security interest granted to Purchaser herein. All said interest charges including C/M Fee and costs are herein collectively referred to as "Charge(s)". All Charges, unless otherwise provided for herein, shall be payable monthly, and Seller hereby authorizes Purchaser to add each month's Charges to Seller's Indebtedness hereunder as of the last day of the month the Charges were incurred. The calculation by Purchaser of all Charges and of the Indebtedness for a particular month shall be deemed proper and accepted by Seller unless contested in writing by Seller to Purchaser within thirty (30) days following the end of such month.

4. **COLLECTIONS.** All collections from Accounts will be applied to Seller's Indebtedness hereunder unless Purchaser elects to hold any such collections to establish reserves to secure payment of any Purchased Accounts and will be considered collected three business days after receipt assuming same is in fact collected. Should any payment from an Account be returned to Purchaser from Purchaser's bank as unpaid, Seller shall immediately pay to Purchaser an amount equal to the greater of $25.00 or the actual cost of the returned payment and such returned payment shall be reversed for all purposes hereunder. Seller shall direct all Account Debtors (the party[ies] obligated to pay the Account) to send all payments for all Accounts directly to Purchaser.

5. **PURCHASER'S RIGHTS.** Purchaser shall have the right to notify Account Debtors of Purchaser's rights with respect to the Accounts and to notify Account Debtors to make payment of the Accounts directly to Purchaser. If Seller shall be in Default to Purchaser hereunder, Purchaser shall also have the right in its name to compromise or extend the time for payment of any Account for such amounts and upon such terms as Purchaser may determine; to demand, collect, receive and sue for any and all amounts due or to become due on the Accounts; and to take control of cash and other proceeds of any Accounts. Seller hereby irrevocably authorizes any officer of Purchaser to act for Seller; to endorse Seller's name upon notes, acceptances, checks, drafts, money orders or other evidences of payment or collateral that may come into Purchaser's possession; to sign Seller's name on any invoice, freight bill, bill of lading, storage or warehouse receipt or other instrument or document in respect to any Account and on notices to Account Debtors; to send notices and verifications of Accounts to and collect Accounts from Account Debtors; and to open Seller's mail and take payments for Accounts. Seller shall in all other ways do all acts and things necessary or appropriate to protect, preserve and realize upon the Accounts for the benefit of Purchaser and to carry out this Agreement and shall not interfere, directly or indirectly, with any of the rights given Purchaser in this paragraph. Seller hereby ratifies and approves all acts of Purchaser's officers, and such officers shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law. The powers granted in this paragraph are coupled with an interest, and are irrevocable while any Purchased Accounts are unpaid or sums are otherwise owed by Seller to Purchaser and until this Agreement is terminated.

6. **REPRESENTATIONS, WARRANTIES AND COVENANTS.** To induce Purchaser to purchase Accounts from Seller, with full knowledge that the truth and accuracy of the following are being relied upon by the Purchaser in the purchase of and payment for the Purchased Accounts, Seller represents, warrants and covenants to Purchaser and agrees that: (a) Seller is the sole and absolute owner of each Account and has full legal right to make said sale, assignment and transfer thereof hereunder; (b) The correct amount owed on each Account is as set forth on the document tendering such Account to Purchaser and such amount is not in dispute; (c) The payment of each Account is not contingent upon the fulfillment of any obligation or condition, past or future, and any and all obligations required of the Seller with regard to such Account have been fulfilled by Seller; (d) Each Account is based on an actual sale and delivery of goods and/or services actually rendered for which an invoice has been tendered to the Account Debtor, is presently due and owing to Seller, is not past due or in default, has not been previously sold, assigned, transferred or pledged, and is free of any encumbrance or lien; (e) There are no defenses, offsets, recoupments, or counterclaims with respect to any of the Accounts and no agreement has been made under which the Account Debtor may claim any recoupment, deduction or discount, except as otherwise stated in any of the invoices submitted to Purchaser in connection with the tender of such Account for purchase; (f) Upon purchase, Seller will convey to Purchaser good and marketable title to each Purchased Account free and clear of all liens and encumbrances which shall thereafter be the sole and exclusive property of the Purchaser; (g) Each Account Debtor is not insolvent as that term is defined in the United States Bankruptcy Code; (h) All Accounts, now existing or hereafter arising, shall comply with each and every one of the representations, warranties, covenants and agreements referred to in this paragraph and as otherwise supplemented pursuant to this Agreement; (i) All

sales and other taxes imposed with respect to the Accounts have been remitted by Seller to the proper taxing authority; (j) All invoices with respect to Accounts shall state that the Account is payable to Purchaser at Purchaser's address; (k) no Account is evidenced by a note or other instrument; (l) Seller will not, during the term of this Agreement, sell, transfer, pledge, grant a security interest in or hypothecate any of its Accounts to any party other than Purchaser. Seller agrees to reimburse Purchaser for actual out-of-pocket costs related to credit reports and UCC filings and searches incurred by Purchaser in connection with this Agreement. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all losses, claims, demands, liabilities, suits, actions, causes of action, administrative proceedings and costs(including attorneys' fees and costs and expenses of defense) arising out of (1) any breach or violation of any representation, guarantee or warranty set forth in this Agreement, (2) any rejection of goods or services or alleged claims, defenses or offsets of every kind and nature by any Account Debtor, or (3) any other breach or violation of this Agreement by Seller. Each Purchased Account shall be the property of Purchaser and shall be collected by Purchaser, but if for any reason it should be paid to Seller, Seller shall promptly notify Purchaser of such payment, shall hold any checks, drafts, or monies so received in trust for the benefit of Purchaser, and shall promptly endorse, transfer and deliver the same to the Purchaser. In addition to Purchaser's other remedies, failure to deliver said payment in kind to Purchaser within two business days of receipt may result, at Purchaser's option, in an additional charge to be paid by Seller to Purchaser equal to twenty percent of said payment. Seller's place of business is the one set forth at the beginning of this Agreement and the place where the records concerning all Accounts are kept at 7730 East Greenway Road, Suite 203, Scottsdale, Arizona 85260. Seller will not change the state of its registration or formation or its corporate or legal name or the place where the records concerning all Accounts are kept or add an additional such place without Purchaser's prior written consent.

7. **ASSUMPTION OF RISK**. Seller hereby assumes full risk of non-payment and hereby unconditionally guarantees the full and prompt payment of the full face amount of all Purchased Accounts. If any Purchased Account shall remain unpaid after ninety (90) days from the date of Seller's original invoice evidencing same, or if Purchaser shall otherwise deem itself insecure for any reason whatsoever, or if any Account Debtor of a Purchased Account(s) shall become bankrupt, insolvent or the subject of a reorganization, or makes an assignment for the benefit of creditors, then or any time thereafter, Purchaser, upon notice to Seller, may, at Purchaser's election deduct such Purchased Account from Eligible Purchased Accounts. For purposes hereof, "Eligible Purchased Accounts" shall mean Purchased Accounts less: (a) Purchased Accounts subject to repurchase pursuant to this paragraph; and less (b) the sum of all Purchased Accounts belonging to a single Account Debtor if greater than ten percent (10%) of the then balance owing by said Account Debtor remains unpaid after ninety (90) days from the date of Seller's original invoice evidencing same. Seller's obligations hereunder shall not be affected by Purchaser's actions or inaction with respect to such Accounts.

8. **SECURITY INTEREST, WAIVER, AND RELEASE**. As security for the payment and performance of all Seller's present and future obligations to Purchaser under this Agreement, or otherwise for the payment and performance of any obligation owed to Purchaser by Seller pursuant to any other agreement or instrument, Seller hereby grants to Purchaser a security interest in all of Seller's presently-owned and hereafter-acquired personal and fixture property, wherever located, including, without limitation, all Accounts, Chattel Paper, Inventory, Equipment, Instruments, Investment Property, Documents, Deposit Accounts, Commercial Tort Claims, Letters-of-credit Rights, General Intangibles including Payment Intangibles, Software, Trademarks, Tradenames, Customer Lists, Supporting Obligations, and to the extent not listed above as original Collateral, all proceeds and products of the foregoing, including without limitation, insurance proceeds, lock box contents and proceeds (the "Collateral"). The Collateral specifically includes, without limitation, Sellers' rights to any and all returned or repossessed personal property from Account Debtors and also shall include all rights of replevin, reclamation, and stoppage in transit and all rights as a seller of goods. Seller represents that the security interest in the Collateral granted to Purchaser is valid and enforceable and constitutes a first priority security interest therein. In the event of any default by Seller under this Agreement and/or pursuant to any obligation of Seller to Purchaser hereunder or otherwise, Purchaser shall have all rights with respect to the aforesaid Collateral of a secured party under the applicable UCC laws as hereinafter provided. Seller hereby authorizes Purchaser to file Financing Statements and other documents, whether or not executed by Seller, describing the Collateral described above and ratifies the filing of any such Financing Statements or other documents filed by Purchaser prior to the execution of this Agreement. Purchaser and Seller agree that subsequent to any termination hereof, Purchaser shall not be obligated, nor shall Seller be authorized, to release any Security Interests granted to Purchaser hereunder unless Purchaser and Seller have entered into a mutual general release to Purchaser's satisfaction. Seller agrees that any claim of Seller against Purchaser arising directly or indirectly out of this Agreement or any transaction or conduct pursuant hereto, shall be deemed waived and released by Seller unless legal action with respect thereto is filed within thirty calendar days after termination of this Agreement. Seller agrees to indemnify and hold Purchaser harmless from any such claim asserted against Purchaser subsequent to such time, including reasonable legal fees and costs incurred by Purchaser in defense thereof. Seller hereby waives every present and future defense, cause of action, counterclaim or setoff which the Seller may now have or hereafter may have to any action by the Purchaser in enforcing this Agreement. Seller waives any implied covenant of good faith and/or fair dealing and ratifies and confirms whatever Purchaser may do pursuant to the

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terms of this Agreement. The provisions contained in this paragraph are a material inducement for execution of this Agreement by Purchaser. Any term used in the UCC and not specifically defined herein shall have the meaning given to the term in the UCC.

9. **DEFAULT AND REMEDIES**. The occurrence of any one or more of the following events shall constitute a default ("Default") of this Agreement by Seller: (i) the failure of Seller to make any required payment hereunder or to repurchase any Purchased Account when required pursuant to this Agreement; (ii) the failure of Seller to perform any other covenant or agreement contained herein; (iii) if any warranty or representation of Seller made herein shall be untrue; (iv) the dissolution or termination of existence of Seller or any of Seller's guarantors hereof (each a Guarantor); (v) the death of any Seller or Guarantor if Seller or Guarantor shall be an individual; (vi) if Seller or any Guarantor shall file or have filed against it a petition in bankruptcy or for reorganization or adjustment of its debts or if Seller or any Guarantor shall make an assignment for the benefit of creditors; (vii) if a tax lien shall be filed against Seller; (viii) if a judgment shall be entered against Seller or if a levy or attachment shall be filed against Seller or its property; (ix) if the ratio of Indebtedness divided by Eligible Purchased Accounts is, at any time, in excess of the Maximum Advance Rate; (x) if the Indebtedness exceeds the Maximum Indebtedness; (xi) if Seller shall be in default to Purchaser pursuant to any other agreement whatsoever; and/or (xii) if Purchaser shall deem itself insecure for any reason whatsoever. In the event a Default shall occur: (i) Purchaser shall have the right to require Seller to immediately repurchase all of the Purchased Accounts for an amount equal to the Indebtedness then owed by Seller to Purchaser plus all Charges and other amounts due Purchaser; (ii) Seller shall pay to Purchaser all other damages, costs and losses caused to it by reason of such Default, including, but not limited to reasonable attorneys' fees, court costs, other collection expenses and all other expenses and costs incurred or paid by Purchaser to obtain performance or to enforce any covenant or agreement of Seller hereunder; and (iii) Purchaser shall have the right to enforce all rights which it may have with respect to the security interest granted to it pursuant to this Agreement and specifically, but not by way of limitation, to notify and require the U.S. Post Office to deliver Seller's mail to Purchaser, and to open Seller's mail and take and endorse for deposit in the name of Seller all payments received upon any of Seller's Accounts and to deposit same for benefit of Purchaser. In order to satisfy any of Seller's obligations to Purchaser, Seller authorizes Purchaser to initiate electronic debit or credit entries through the ACH system to any deposit account of Seller. In addition to the Charges contained elsewhere in the Agreement, Seller shall pay Purchaser a late payment charge equal to five percent (5%) per annum of any amounts not paid when due to the date of payment thereof plus an additional Service Charge of five percent (5%) of the amount of each Account collected by Purchaser after a Default hereunder by Seller. Purchaser shall have no obligation to marshal any assets in favor of Seller or against or in payment of any of the obligations of Seller secured hereby.

10. **TERM, TERMINATION AND REINSTATEMENT**. This Agreement shall commence as of the date of acceptance hereof by Purchaser and shall continue in force and effect until the first to occur of: (a) Demand by Purchaser; or (b) twenty-four (24) months from the first day of the month following the date that the first Purchased Account is purchased ("Initial Term") and shall be automatically renewed for successive periods of twelve (12) months thereafter (each a "Renewal Term " and collectively with the Initial Term, the "Term") unless, at least sixty (30) days prior to the end of the applicable Term, Seller gives Purchaser notice of its intention to terminate this Agreement. Notwithstanding anything to the contrary herein contained, Seller will be able to exit this Agreement at any time for a fee of two (2) percent of the line of credit in place at the time of prepayment. The exit fee will not apply if Seller provides notice of its intention to terminate this Agreement within the thirty (30) day period prior to the end of the applicable Term. Seller must provide written notice at least sixty (30) days before the end of any Initial or Renewal term hereof to Purchaser of intent to replace this Agreement with alternative financing, which notice shall itemize the material financial terms of the alternative financing. Within thirty (30) days of receipt of such notice, Purchaser may provide written notice to Seller that Purchaser will match the material financial terms of the alternative financing whereupon Purchaser and Seller shall amend this Agreement to match the material financial terms of the alternative financing and this Agreement shall remain in full force. Notwithstanding any termination of this Agreement, Seller shall continue to remain liable for the full payment and complete performance of all of Seller's obligations and covenants to Purchaser under this Agreement and for any other obligation of Seller to Purchaser which may be secured hereby, until such time as Purchaser has received full payment of all Seller's Indebtedness to Purchaser and complete performance of all of Seller's said obligations and all of Seller's said obligations and covenants shall survive any such termination of this Agreement. Seller hereby agrees that, notwithstanding any termination of this Agreement, to the extent Purchaser receives any payment(s) from Seller on account of Seller's Indebtedness hereunder, which payment(s) are subsequently invalidated, declared to be preferential and/or required to be restored, returned or repaid to a trustee, receiver or any other party upon any bankruptcy, insolvency, dissolution or liquidation of Seller, then to the extent of such payment(s), that portion of Seller's Indebtedness hereunder intended to be satisfied thereby shall be deemed revived as if such payment(s) had not been received by Purchaser and all Purchaser's rights under this Agreement, including, but not limited to those contained in the paragraph entitled "SECURITY INTEREST, WAIVER, AND RELEASE", shall be and remain applicable and in full force and effect. In the event of any default by Seller or any termination hereof, including, without limitation, any termination resulting from Seller becoming the subject of a voluntary or involuntary bankruptcy, reorganization,

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composition or similar type proceeding under the Federal Bankruptcy Laws, as now enacted or hereafter amended, prior to the full Initial Term hereof or of any applicable Renewal Term, the additional amount provided by the immediately preceding sentence shall then accrue and shall be payable as of the effective time of said termination or default for the balance of said Initial Term or any applicable Renewal Term as if the term of this Agreement had not terminated or such default had not occurred.

11. **NOTICES.** Notices required or permitted hereunder shall be in writing and shall be given by personal delivery, facsimile or certified or registered mail, postage prepaid, to the parties at their addresses hereinabove set forth. Such notice shall be deemed given when delivered or mailed as aforesaid. Either party shall have the right to change its address by notice as herein provided.

12. **GOVERNING LAW AND VENUE.** This Agreement is executed and delivered in the State of Illinois and shall be governed by Illinois law (without giving effect to its laws of conflicts), which such law includes the Illinois Credit Agreements Act, 815 ILCS 160/1, *et. seq.* (the "Credit Agreements Act"). Seller agrees that this Agreement and each and every other related instrument and document constitute a "credit agreement" under the Credit Agreements Act, and that this Agreement expresses an agreement or commitment by Purchaser to extend credit to Seller for purposes of the Credit Agreements Act. Seller further agrees that any legal action or proceeding with respect to any of its obligations under this Agreement may be brought by Purchaser in any state or federal court located in Chicago, Illinois. Any claim or controversy asserted by Seller against Purchaser shall only be litigated in the state or federal courts located in Chicago, Illinois. By the execution and delivery of this Agreement, Seller submits to and accepts, for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of those courts. Seller waives any claim that Chicago, Illinois is not a convenient forum or the proper venue for any such suit, action or proceeding.

13. **JURY WAIVER.** SELLER AND PURCHASER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND PURCHASER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY RELATED DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO PURCHASER TO PROVIDE THE FINANCIAL ACCOMMODATIONS EVIDENCED BY THIS AGREEMENT.

14. **ASSIGNMENT BY PURCHASER.** Purchaser, without notice to Seller, may assign and/or pledge all of Purchaser's rights hereunder to Purchaser's lender (Assignee). Seller hereby consents to any such Assignment and agrees that in such event, upon request of Assignee, it will render all acts, performance and payment directly to Assignee, said Assignee having all of Purchaser's rights hereunder but none of Purchaser's obligations.

15. **GENERAL.** Waiver by Purchaser of any breach or default of this Agreement or of any warranty, representation, covenant, obligation or guaranty herein shall not be construed as waiver of any subsequent breach or default. Failure by Purchaser to exercise any right or remedy hereunder shall not operate as a waiver of any subsequent breach or default. All rights and remedies are cumulative and not alternative. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and is the final and complete expression of their intent. No prior or contemporaneous negotiations, promises, agreements, covenants, representations of any kind or nature, whether made orally or in writing, have been made or relied upon by the parties, or any of them, in negotiations leading to this Agreement or relating to the subject matter hereof, which are not expressly contained herein, or which have not become merged and finally integrated herein, it being the intention of the parties hereto that in the event of any subsequent litigation, controversy, or dispute concerning the terms and provisions of this Agreement, no party shall be permitted to offer to introduce oral or extrinsic evidence concerning the terms and conditions hereof that are not included or referred to herein and not reflected in writing. This Agreement may be changed, modified or amended only by a writing executed by the parties hereto. No conditions of any kind or nature exist to the legal effectiveness hereof, and this Agreement shall be in full force and effect immediately upon execution and delivery hereof by the parties hereto.

16. **SEVERABILITY.** If any provision of this Agreement is held or found to be illegal, invalid or unenforceable, all other provisions shall nevertheless continue to be binding on the parties hereto and shall be of full force and effect.

17. **AUTOMATIC RENEWAL.** THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT IS SUBJECT TO AUTOMATIC RENEWAL PURSUANT TO THE PARAGRAPH ENTITLED "TERM, TERMINATION AND REINSTATEMENT".

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SELLER:

ALKALINE 88, LLC

BY: /s/ Steven P. Nickolas DATE: February 20, 2014
Steven P. Nickolas, Manager

ALKALINE WATER CORP.

BY: /s/ Steven P. Nickolas DATE: February 20, 2014
Steven P. Nickolas, President

THE ALKALINE WATER COMPANY INC.

BY: /s/ Steven P. Nickolas DATE: February 20, 2014
Steven P. Nickolas, President

Accepted at Northbrook, IL this 20th day of February 2014

PURCHASER: GIBRALTAR BUSINESS CAPITAL, LLC

BY: /s/ Scott Winicour
Scott Winicour, Chief Operating Officer